                                   EXHIBIT 4.1

               DESCRIPTION OF SPECIMEN STOCK CERTIFICATE FOR COMMON STOCK OF ELECTRIC CITY CORP. (THE "COMPANY")


Face of Certificate:

         The front of the specimen stock certificate for the Company's Common Stock (the "Certificate") contains the logo of the Company and the Common Stock's CUSIP number (284868 10 6). The Certificate is signed by Kevin P. McEneely, the former Secretary of the Company, and Joseph C. Marino, the former President of the Company. The Company's corporate seal appears in the middle of the lower edge of the Certificate. The face of the Certificate also contains the following language:

         "This certifies that ____________________ is the owner of ____________
fully-paid and non-assessable shares of $.0001 par value Common Stock of ELECTRIC CITY CORP. transferable on the books of the Company in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned by the Transfer Agent and Registrar.

         In witness whereof, the said Company has caused this Certificate to be executed by the facsimile signatures of its duly authorized officers and to be sealed with facsimile seal of the Company."

Reverse of Certificate:

         The reverse of the Certificate contains standard stock transfer instructions.